Exhibit 99.7

WARRANT AGREEMENT ACKNOWLEDGEMENT

THIS WARRANT AGREEMENT ACKNOWLEDGEMENT (this “Agreement”) is executed as of March 14, 2023 by W. Jabsheh Investment Co. Ltd., a British Virgin Islands company controlled by Wasef Jabsheh (“W. Jabsheh Investment Co. Ltd.”), in accordance with and pursuant to that certain Warrant Agreement, dated March 15, 2018, as amended on March 17, 2020, among Tiberius Acquisition Corporation, a Delaware corporation (“Tiberius”), International General Insurance Holdings Ltd., a Bermuda exempted company (“IGI”), and Continental Stock Transfer & Trust Company.

WHEREAS, simultaneous with the execution of the Business Combination Agreement on October 10, 2019, Wasef Jabsheh entered into the Sponsor Share Letter with Lagniappe Ventures LLC, a Delaware limited liability company (“Lagniappe”), Tiberius, International General Insurance Holdings Limited, a company organized under the laws of the Dubai International Financial Center, and Argo Re Limited, pursuant to which Lagniappe agreed to transfer to Wasef Jabsheh 4,000,000 Private Warrants at the closing of the Business Combination;

WHEREAS, Section 2.6 of the Warrant Agreement permits the transfer of Private Warrants to a Permitted Transferee provided that the Permitted Transferee agrees in writing to be bound by the terms of the Warrant Agreement;

WHEREAS, Wasef Jabsheh, for bona fide estate planning purposes, desires to transfer 4,000,000 Private Warrants to W. Jabsheh Investment Co. Ltd.; and

WHEREAS, this Agreement is being delivered in accordance with and pursuant to Section 2.6 of the Warrant Agreement, as a condition to the effectiveness of the transfer of the 4,000,000 Private Warrants held by Wasef Jabsheh to W. Jabsheh Investment Co. Ltd.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the undersigned hereby agree as follows:

1. By execution and delivery of this Agreement, W. Jabsheh Investment Co. Ltd. hereby agrees to be subject to, bound by and to perform each and all of the terms of the Warrant Agreement.

2. Capitalized terms used but not otherwise defined herein shall have the meaning set forth for such terms in the Warrant Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first written above.

W. JABSHEH INVESTMENT CO. LTD

By:	/s/ Wasef Jabsheh
	Name:	Wasef Jabsheh
	Title:	Director